Exhibit 99.1
News Release

For Immediate Release
October 27, 2010

For Further Information Contact
George Lancaster, Hines
713/966-7676
george.lancaster@hines.com

HINES REIT’S 1515 S STREET IN SACRAMENTO

AWARDED LEED® SILVER CERTIFICATION

(SACRAMENTO) – The Sacramento office of Hines, the international real estate firm, announced today that 1515 S Street has received Silver certification under the U.S. Green Building Council’s LEED® rating system for Existing Buildings.

Hines undertook numerous sustainability measures, including: installation of low-flow fixtures and whole-building water metering; installation of MERV-13 air filters to provide cleaner indoor air; conversion to lamps with low mercury content; implementation of comprehensive recycling, sustainable purchasing and green cleaning programs; and the rollout of Hines’ GREEN OFFICE for Tenants program, designed to improve the environmental performance of tenant spaces.

1515 S Street is currently benchmarked in the U.S. Environmental Protection Agency’s ENERGY STAR® program with a rating of 96 and anticipates earning the label in 2011.  The complex is 53 percent more energy efficient and saves $1.3 million in energy costs per year when compared to the average U.S. office building.  This translates to estimated annual greenhouse gas reductions equivalent to removing 365 passenger vehicles from the road.

Acquired by Hines REIT in 2005, 1515 S Street is a two-building office complex located five blocks from the state capital.  It is fully leased to the State of California and two restaurants, Paper Iris and Shabu.  The five-story, 377,600-square-foot campus was designed by Dreyfuss & Blackford and was completed in 1987.

Hines Director of Property Management Rob Perkins said, “Hines and the State of California continue to demonstrate leadership in implementing sustainable operating practices in commercial buildings.  This achievement is a testament to the value of a building owner and building occupant collaborating to achieve a better workplace for State workers and enhancing the long-term value of the building.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including1515 S Street, Hines REIT currently owns interests in 59 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesrei.com.

Hines is one of the most sustainable real estate companies in the world.  In 2010 Hines was recognized by the EPA, for the third time, with the ENERGY STAR Sustained Excellence Award; Hines manages 153 labelled buildings, representing more than 77 million square feet, in the ENERGY STAR program.  Twelve Hines development or redevelopment projects, representing more than six million square feet, have been designated as Designed to Earn the ENERGY STAR.

Hines is also a leader in the U.S. Green Building Council’s programs, with 202 projects, representing more than 107 million square feet that have been certified, pre-certified or registered under the various LEED® rating systems.  Hines was a founding member of the German Sustainable Building Council and the Russian Green Building Council, and is active in the Green Building Council Brasil, the Green Building Council España, the Green Building Council Italia, the Indian Green Building Council, the BRE Environmental Assessment Method program in the United Kingdom and the Haute Qualité Environnementale program in France.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,119 properties representing more than 457 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  With offices in 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world.  Visit www.hines.com for more information.  To learn more about sustainability at Hines, visit www.hines.com/sustainability.